AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FOAMEX ASIA, INC.

Foamex Asia, Inc., a corporation incorporated under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.           The name of the Corporation is Foamex Asia, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 27, 1997.

B.           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242, 245, and 303 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), and further amends and restates the provisions of the Corporation’s Certificate of Incorporation.

C.           Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the Second Amended Joint Plan of Reorganization of Foamex International Inc. and its affiliated debtors and debtors-in-possession (the “Plan”) under chapter 11 of the United States Bankruptcy Code (Jointly Administered Case No. 05-12685(KG)), which Plan was confirmed by order of the United States Bankruptcy Court for the District of Delaware on February 1, 2007.

The text of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

1.  Name. The name of the corporation is Foamex Asia, Inc. (the “Corporation”).

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2.            Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of its registered agent at such address is Corporation Service Company.

3.            Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

4.            Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: one thousand (1,000), all of which shall be shares of Common Stock of the par value of $0.01 each. To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (“11 U.S.C. § 1123(a)(6)”), no nonvoting equity securities of the Corporation shall be issued. The foregoing sentence shall have no further force and effect beyond that required by 11 U.S.C. § 1123(a)(6) and is applicable only for so long as such Section is in effect and applicable to the Corporation.

5.            Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.            Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

7.	Indemnification.

7.1          Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).

7.2          Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such

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payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

7.3          Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.4          Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.5          Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

7.6          Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder

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of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

7.7          Other Indemnification and Prepayment of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

8.            Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

9.            Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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WITNESS the signature of this Amended and Restated Certificate of Incorporation this 9th day of February 2007.

FOAMEX ASIA, INC.

By:	/s/ Gregory J. Christian
Name:	Gregory J. Christian
Title:	Vice President